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                     July 13, 2023

       Jeffrey Cocks
       Chief Financial Officer
       Nevada Canyon Gold Corp.
       316 California Avenue
       Suite 543
       Reno, NV 89509

                                                        Re: Nevada Canyon Gold
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 27,
2023
                                                            File No. 000-55600

       Dear Jeffrey Cocks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation